Exhibit B-4(f)(1)


                   FIRST AMENDED AND RESTATED

                        CREDIT AGREEMENT



                           (Term Loan)





                         by and between




                          COBANK, ACB,

                           as Lender,




                               and




                  GOLD KIST, INC., as Borrower





                  dated as of January 29, 2003




                   FIRST AMENDED AND RESTATED

                        CREDIT AGREEMENT
                           (Term Loan)


Loan No. ______

     THIS CREDIT AGREEMENT ("Credit Agreement") is entered into as of the 29th day of January 2003, by and between COBANK, ACB, as lender ("CoBank"), and GOLD KIST, INC., a cooperative marketing association formed under the laws of the State of Georgia, whose address is 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346 ("Borrower").

Recital

     A. Borrower and CoBank entered into that certain Master Loan Agreement entered into of August 1, 1996, that certain Multiple Advance Term Loan Supplement entered into as of September 1, 1997, and one or more amendments to such documents (collectively, as so amended, the "Original Credit Agreement") pursuant to which CoBank made a $50,000,000.00 term loan available to Borrower ("Original Term Loan") more particularly described therein on the terms and conditions set forth (the Uncommitted Revolving Credit Supplement dated December 23, 1997 by and between Borrower and CoBank no longer being in effect). Borrower (jointly with Young Pecan Shelling Company, Inc. - collectively "Obligors") also entered into that certain document entitled "Debt Repurchase Agreement" dated as of April 30, 2001 ("DR Agreement"), whereby the Obligors agreed, under the conditions set forth therein, to purchase from CoBank, up to a maximum principal amount of $60,000,000.00, certain promissory notes and other loan documents representing a loan made by CoBank, in its capacity as agent for a lender group, and as the sole member of the lender group to Young Pecan Company. Borrower has requested that CoBank make certain changes in the credit facilities provided and in certain covenants and other provisions as contained in the Original Credit Agreement, including the extension of an additional term loan in the amount of $10,000,000.00, which CoBank is willing to do. In order to reflect such changes the parties are entering into this First Amended and Restated Credit Agreement which is intended to amend and restate the Original Credit Agreement and which, after its execution by all parties and the satisfaction of all conditions to its effectiveness, shall be deemed to have replaced the Original Credit Agreement and any reference in any Loan Document to the "Credit Agreement" shall thereafter be deemed to be a reference to this First Amended and Restated Credit Agreement.

ARTICLE 1.  DEFINED TERMS

     As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     1.1  Additional Costs:  shall have the meaning set forth in
Section 13.11.

     1.2  Advance:  means a Term A Advance and/or a Term B
Advance, as the context requires.

     1.3 Advance Date: a day (which shall be a Business Day) on which an Advance is made.

     1.4 Affiliate: shall mean, with respect to any Person, a Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, the power
(a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Additionally, for purposes of this Agreement, Young Pecan Company shall be considered an Affiliate of Borrower and its Subsidiaries notwithstanding anything else to the contrary contained herein.

     1.5  Applicable Interest Rate:  means (a) for Tranche A,
7.60%; and (b) for Tranche B, 7.32%.

     1.6 Applicable Lending Office: means the lending office of CoBank designated as such on its signature page hereof.

     1.7 Applicable Margin: means 295 basis points for the period to and including March 31, 2003, after which it shall mean, on a per annum basis, the percentage designated below under the applicable column heading and corresponding to the Senior Debt Coverage Ratio:

     SENIOR DEBT COVERAGE RATIO    APPLICABLE MARGIN
     Greater than or               295 basis points
     equal to 4.0

     4.0 but 3.5                   245 basis points

     3.5 but 3.0                   195 basis points

     3.0 but 2.5                   145 basis points

     Less than or                  95 basis points
     equal to 2.50

Commencing April 1, 2003, the Applicable Margin for Term Loan A shall be determined quarterly (and the rate determined at that time shall apply until the next quarterly determination) based upon the Senior Debt Coverage Ratio, calculated pursuant to the financial statements delivered to CoBank pursuant to Subsection
9.2.2 hereof, with such Applicable Margin to be effective with respect to calculations based upon such financial statements as of the first day of the second Fiscal Quarter immediately following the Fiscal Quarter for which such financial statements are delivered ("Effective Interest Period"). By way of illustration, the Applicable Margin for the Quarter beginning April 1, 2003 will be based on the Senior Debt Coverage Ratio calculated from the quarterly financial statements for the period from October 1, 2002 through December 31, 2002 as delivered to CoBank on or before the date required by Subsection 9.2.2 hereof. Notwithstanding the foregoing, in the event that the financial statements required to be delivered pursuant to Subsection 9.2.2, and the related compliance certificate required to be delivered in connection therewith, are not delivered when due, then (a) if the calculation of the Applicable Margin based on such financial statements and certificate, when delivered, results in an increase from the Applicable Margin previously in effect, then the increase shall be applied retroactively to the beginning of the relevant Effective Interest Period; and (b) if the calculation of the Applicable Margin based on such financial statements and certificate, when delivered, results in an decrease from the Applicable Margin previously in effect, then the decrease shall be applied only from the date upon which the financial statements and certificate are actually delivered and CoBank has had an opportunity to confirm the calculations.

     1.8 Authorized Officer: shall have the meaning set forth in Subsection 8.1.5.

     1.9 Bank Debt: all amounts owing under the Notes, fees, Borrower's obligations to purchase CoBank Equity Interests, Funding Losses and all interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents.

     1.10 Base Rate: a rate of interest per annum equal to the "prime rate" as published from time to time in the Eastern Edition of The Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States' thirty
(30) largest commercial banks, or if The Wall Street Journal shall cease publication or cease publishing the "prime rate" on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to CoBank in its sole discretion, with such rate, in any case, modified by adding the Base Rate Margin.

     1.11 Base Rate Loan: shall have the meaning set forth in Subsection 3.2.1.

     1.12 Base Rate Margin:  means 225 basis points.

     1.13 Borrowing Notice:  shall have the meaning set forth in
Section 2.3.

     1.14 Business Day: any day (a) other than a Saturday or Sunday and other than a day which is a Federal legal holiday or a legal holiday for banks in the States of Colorado or New York, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of or conversion into, or a LIBO Rate Period for, a LIBO Rate Loan, or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or LIBO Rate Period, on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

     1.15 Capital Assets: means fixed assets, both tangible and intangible; provided that Capital Asset shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP, and shall not include any goodwill created on the balance sheet of Borrower from the purchase of the common stock of Golden Poultry Company, Inc.

     1.16 Capital Expenditures: means amounts paid or indebtedness incurred by Borrower or any of its Subsidiaries in connection with the purchase or lease by Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

     1.17 Capital Lease: means any lease of property (whether real, personal or mixed) by a Person, the discounted present value of the rental obligations of such Person as lessee under such lease, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

     1.18 Change in Law: shall have the meaning set forth in Subsection 3.3.2.

     1.19 Closing Date: that date, which must occur on or before February 14, 2003, on which CoBank and Borrower have executed all Loan Documents to which they are parties and on which all of the conditions set forth in Section 8.1 of this Credit Agreement have been met.

     1.20 CoBank Equity Interests: shall have the meaning set forth in Article 5 hereof.

     1.21 Code: means the Internal Revenue Code of 1986, as amended from time to time.

     1.22 Collateral:  shall have the meaning set forth in
Section 6.1.

     1.23 Collateral Agent: shall mean the Person designated from time to time under the Intercreditor Agreement to act as the collateral agent thereunder.

     1.24 Commitment Fee: shall have the meaning set forth in Subsection 3.5.1.

     1.25 Compliance Certificate: a certificate of the chief financial officer of Borrower acceptable to CoBank and in the form attached hereto as Exhibit 1.25.

     1.26 Consolidated Capital Assets:  shall mean all Capital
Assets of Borrower and its Subsidiaries, consolidated in accordance with GAAP.

     1.27 Consolidated Current Assets: shall mean the current assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     1.28 Consolidated Current Liabilities: shall mean the current liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     1.29 Consolidated Interest Expense: shall mean, for any period, total interest expense for such period of the Borrower and its Subsidiaries (including without limitation, interest expense attributable to Capital Leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

     1.30 Consolidated Net Earnings: shall mean consolidated gross revenues of the Borrower and its Subsidiaries before extraordinary items (but after giving effect to the credit resulting from any tax loss carry forwards) less all operating and non-operating expenses of the Borrower and its Subsidiaries including all charges of a proper character (including current and deferred taxes on income and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, or any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of investment in such Subsidiary; all determined in accordance with GAAP.

     1.31 Consolidated Senior Debt: shall mean the sum of (a) Consolidated Total Debt, less (b) any amounts outstanding under any Subordinated Debt of the Borrower (to the extent included in Consolidated Total Debt), less (c) [any obligations with respect to letters of credit issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, to the extent such drawing is reimbursed no later than the tenth Business Day following receipt by the Borrower or such Subsidiary of a demand for reimbursement thereunder], and less (d) any other Consolidated Total Debt subordinated to the repayment of the Borrower's obligations to the Lenders in form and substance satisfactory to CoBank.

     1.32 Consolidated Tangible Net Worth: means the net worth of Borrower and its Subsidiaries (as determined in accordance with GAAP) less the Intangible Assets of Borrower and its Subsidiaries, but including the goodwill (as reflected on the Borrower's financial statements delivered pursuant to Section 9.1 hereof from time to time but not to exceed $23,900,000.00) created in connection with the acquisition by Borrower of the outstanding equity of Golden Poultry Company, Inc. in September, 1997 plus up to $20,000,000.00 in connection with any write-down in the book value of the SSC Securities for the period ending March 2002 and thereafter.

     1.33 Consolidated Total Debt: means (a) Total Debt of Borrower and its Subsidiaries, plus (b) the Total Debt of any other Person (other than Young Pecan Company) which (i) has been guaranteed by Borrower or any Subsidiary or (ii) is supported by a letter of credit issued for the account of Borrower or any Subsidiary, all consolidated in accordance with GAAP.

     1.34 Contribution Agreement: means that certain Second Amended and Restated Contribution Agreement substantially in the form of Exhibit J to the Rabobank Agreement, either as originally executed or as it may be from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

     1.35 Default Interest Rate: a rate of interest equal to 400 basis points in excess of the rate or rates of interest otherwise being charged on the Term Loan.

     1.36 EBITDA: shall mean for the Borrower and the Subsidiaries, for any period, an amount equal to (a) the sum for each period of (i) Consolidated Net Earnings plus (ii) to the extent subtracted in determining such Consolidated Net Earnings,
(x) provisions for taxes based on income and Consolidated Interest Expense, and (y) depreciation and amortization of assets for such period, minus (b) any items of gain or plus any items of loss, which were included in determining such Consolidated Net Earnings and were (i) not realized in the ordinary course of business or (ii) the result of any sale of assets.

     1.37 Effective Interest Period. shall have the meaning set forth in Section 1.7.

     1.38 Environmental Laws: means any Law relating to the public health, safety, industrial hygiene, pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous
Materials into the workplace, the community or the environmental conditions, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and including, without limitation, the Comprehensive environmental Response Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 ("CERCLA") and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987 ("RCRA").

     1.39 Environmental Regulations: as defined in the definition of Hazardous Substances.

     1.40 ERISA:  means the Employee Retirement Income Security
Act of 1974, as amended, and the regulations thereunder.

     1.41 ERISA Affiliate: means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 4 14(c) of the Code, of which Borrower is also a member.

     1.42 Event of Default:  shall have the meaning set forth in
Section 12.1.

     1.43 Fiscal Quarter: means each thirteen week period beginning on the Sunday after the last Thursday in September, December, March and June during each Fiscal Year of Borrower, except that the fourth Fiscal Quarter in any Fiscal Year shall run until the end of such Fiscal Year.

     1.44 Fiscal Year: means a period commencing on the Sunday after the last Thursday in June of any year and ending on the Saturday after the last Thursday in June of the next year.

     1.45 Foothill Interest:  shall have the meaning set forth in
Section 2.6.

     1.46 Funding Losses:  shall have the meaning set forth in
Section 4.5.

     1.47 Funding Loss Notice: shall have the meaning set forth in Section 4.5.

     1.48 GAAP: generally accepted accounting principles in the United States of America, applied consistently, as in effect from time to time.

     1.49 GC Properties: shall mean GC Properties, a general partnership formed under the laws of the State of Georgia, with Borrower and Cotton States Insurance Companies acting as the general partners.

     1.50 Guaranty: shall mean any contractual obligation, contingent or otherwise, of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     1.51 Hazardous Substances: dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto ("Environmental Regulations"), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.

     1.52 Hedging Contracts: shall mean any forward contracts (whether executed through a broker or directly with the buyer or seller), futures contracts, option contracts, foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements entered into by any Person designed to protect against fluctuations in either foreign exchange rates, interest rates, or commodity prices.

     1.53 Indebtedness: of any Person shall mean, without duplication (a) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, obligations evidenced by bonds, debentures, notes or other similar instruments, and such Person's pro-rata share of any obligations of a general partnership in which such Person is the general partner); (b) all rental obligations under leases required to be capitalized under GAAP; (c) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (d) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (e) obligations or other liabilities under Hedging Contracts, or similar agreements or combinations thereof which are disclosed as liabilities on the balance sheet of such Person in accordance with GAAP; provided, however, that unless and until Young Pecan is deemed a Subsidiary of Borrower pursuant to this Agreement, clause (a) of this definition of "Indebtedness" shall not include Borrower's pro rata share, as a general partner of Young Pecan, of the indebtedness of Young Pecan.

     1.54 Indemnified Parties: shall have the meaning set forth in Section 11.1.

     1.55 Intangible Assets: of a Person, shall mean the non-current, non-physical assets of such Person that entitle such Person to certain legal rights or competitive advantages, and shall include copyrights, trademarks, tradenames and other intellectual property, franchises, goodwill (to the extent positive), organizational costs, licenses and permits.

     1.56 Intellectual Property: shall have the meaning set forth in Section 7.18.

     1.57 Intercreditor Agreement: means that document entitled "Second Amended and Restated Intercreditor Agreement" dated as of September 27, 2002, by and among Borrower, Rabobank, as Collateral Agent (in such capacity "Collateral Agent"), the various banks, lending institutions, and institutional investors that are Lenders under the Rabobank Agreement, CoBank, ACB, as Lender, The Prudential Insurance Company of America, as Noteholder, Rabo Capital Services, Inc., as Capital market Party, and SunTrust Bank and Harris Trust and Savings Bank, as Letter of Credit Issuers, as such document may be amended or replaced from time to time.

     1.58 LIBO Rate Loan: shall have the meaning set forth in Subsection 3.2.2.

     1.59 LIBO Rate Margin:  means 350 basis points.

     1.60 LIBO Rate Period: shall have the meaning set forth in Subsection 3.2.2.

     1.61 LIBO Rate Request: shall have the meaning set forth in Subsection 3.2.2.

     1.62 Licensing Laws:  shall have the meaning set forth in
Section 7.4.

     1.63 Lien: shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     1.64 Loan Documents:  this Credit Agreement, the Notes, the
Security Documents, and other documents required to grant to CoBank a perfected security interest in the Collateral.

     1.65 Loan Party: shall mean Borrower and each wholly-owned Subsidiary of Borrower whose Stock is pledged to the Collateral Agent pursuant to the Security Agreement (or a supplement thereto) and that has executed and delivered to the Collateral Agent a Subsidiary Guaranty (or a supplement thereto) and a security agreement (or a supplement thereto), together with applicable financing statements required under the Uniform Commercial Code, and such opinions of counsel and other documents as may be reasonably required by the Collateral Agent. As of the Closing Date, each Subsidiary that is a Loan Party is listed on Schedule L-1 attached to the Rabobank Agreement.

     1.66 Material Adverse Effect: means: (a) a material adverse effect on the financial condition, results of operation, business or property of Borrower; (b) a material adverse effect on the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) a material adverse effect upon the ability of CoBank to enforce its rights and remedies under the Loan Documents.

     1.67 Material Agreements: shall have the meaning set forth in Section 7.16.

     1.68 Money Borrowed: means, as applied to the Indebtedness of a Person,

     (a) Indebtedness for money borrowed including all revolving and term Indebtedness and all other lines of credit; or

     (b) Indebtedness (other than trade debt of such Person incurred in the ordinary course of business), whether or not in any such case the same was for money borrowed:

        (i) represented by notes payable, and drafts accepted, that represent extensions of credit;

        (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments; or

        (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; or

     (c) all reimbursement obligations under any letters of credit or acceptances; or

     (d) Indebtedness that is such by virtue of clause (c) of the definition of Indebtedness, but only to the extent that the obligations guaranteed are obligations that would constitute
Indebtedness for Money Borrowed.

     1.69 Multiemployer Plan: shall mean any Plan which is a "multiemployer plan" (as such term is defined in Section 4001 of ERISA)

     1.70 Net Proceeds of Stock: shall mean any proceeds received by Borrower or a consolidated Subsidiary in respect of the issuance of Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by Borrower or such consolidated Subsidiary directly in connection with the issuance of such Stock, including without limitation any underwriter's discounts and commissions.

     1.71 Notes:  the Term Loan A Note and the Term Loan B Note.

     1.72 Organization Documents: in the case of a corporation, its articles or certificate of incorporation and bylaws; in the case of a partnership, its partnership agreement and certificate of limited partnership, if applicable; in the case of a limited liability company, its articles of organization and its operating agreement.

     1.73 PBGC: means the Pension Benefit Guaranty Corporation.

     1.74 Permitted Encumbrance: shall have the meaning set forth in Section 7.12.

     1.75 Person: any individual, corporation, limited liability company, association, partnership, trust, organization, government, governmental agency, or other entity.

     1.76 Plan: means an "employee pension benefit plan" (as defined in Section 3 of ERISA), which is or has been established or maintained, or to which contributions are or have been made, by Borrower, any Subsidiary, or any ERISA Affiliate.

     1.77 Potential Default: any event, other than an event described in Section 12.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.

     1.78 Prudential Agreement: means that document entitled "Second Consolidated, Amended and Restated Note Agreement" dated as of September 27, 2002 by and among Borrower, The Prudential Insurance Company of America, and Gateway Recovery Trust, as such document may be amended or replaced from time to time.

     1.79 Rabobank:  means Cooperatieve Centrale Raiffeisen-
Boerenleenbank B.A., "Rabobank Nederland", New York Branch.

     1.80 Rabobank Agreement:  means that document entitled
"Third Amended and Restated Credit Agreement" dated as of
September 27, 2002 by and among Borrower, Rabobank, as Agent, and the various banks, lending institutions, and institutional investors that are Lenders thereunder, as such document may be amended or replaced from time to time.

     1.81 Regulatory Change:  shall have the meaning set forth in
Section 13.11.

     1.82 Reportable Event:  means an event described in Section
4043(b) of ERISA with respect to which the thirty (30)-day notice requirement has not been waived by the PBGC.

     1.83 Reported Net Income: shall mean, for any period, the "Net Income" as reflected on the financial statements delivered pursuant to Subsections 9.2.1 and 9.2.2 hereof.

     1.84 Required License:  shall have the meaning set forth in
Section 7.9.

     1.85 Restricted Payments: shall have the meaning set forth in Section 10.1.

     1.86 Revolving Loan: shall mean, collectively, the revolving credit loans made to the Borrower by the Lenders pursuant to Section 2.1(a) of the Rabobank Agreement.

     1.87 Security Documents: the security agreements, mortgages, deeds of trust, financing statements, pledge agreements, leasehold assignment and consents, assignments and/or other security documents executed by Borrower in favor of the Collateral Agent, for the benefit of the parties to the Intercreditor Agreement, to secure Borrower's performance of its obligations described in the Intercreditor Agreement, including all obligations under the Notes and other Loan Documents with a lien on the assets of Borrower described therein.

     1.88 Senior Debt Coverage Ratio:  a ratio of (a)
Consolidated Senior Debt as of the end of any Fiscal Quarter, to
(b) the sum of EBITDA for the Fiscal Quarter then ending and the preceding seven Fiscal Quarters (divided by two).

     1.89 SSC Securities: means the $40,000,000 Series B Cumulative Redeemable Preferred Stock and the $60,000,000 Series B Capital Securities issued by Southern States Cooperative or Southern States Capital Trust, respectively, and purchased by Borrower pursuant to the Securities Purchase Agreement between Borrower and Southern States Cooperative dated as of October 5, 1999.

     1.90 Stock: shall mean, as applied to any Person, any stock, share capital, partnership interests or other equity of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     1.91 Subordinated Capital Certificates of Interest: shall mean those debt instruments issued by Borrower to the public under trust indentures with SunTrust Bank, Atlanta, Georgia, as "Trustee," registered with the United States Securities and Exchange Commission and having maturities of greater than one year.

     1.92 Subordinated Debt: shall mean all Indebtedness for Money Borrowed wherein the principal and premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other Indebtedness of Borrower for Money Borrowed except other Subordinated Debt, and shall include, without limitation, the Subordinated Capital Certificates of Interest, and Subordinated Loan Certificates, issued by Borrower, as described on, and an example of whose subordination provisions are annexed to the Rabobank Agreement, as Schedule S-1.

     1.93 Subordinated Loan Certificates: shall mean those debt instruments issued by Borrower to the public under trust indentures with SunTrust Bank, Atlanta, Georgia, as "Trustee," registered with the United Stated Securities and Exchange
Commission and having maturities of one year or less.

     1.94 Subsidiary: shall, with respect to Borrower, mean any corporation, partnership, joint venture, limited liability company, trust or estate or other entity in which (or of which) the Borrower, directly or indirectly, owns or controls more than 50% of (a) any shares of Stock or other form of ownership interest of such Person having general voting power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (b) the interest in the capital or profits of such Person, provided, however, notwithstanding the foregoing, GC Properties shall not be deemed to be a "Subsidiary" of Borrower, and provided, further, notwithstanding the foregoing, Young Pecan shall not be deemed to be a "Subsidiary" of Borrower until the earlier of (x) October 31, 2002, and (y) the date of any repurchase demand on, or repurchase by, Borrower of the CoBank Note pursuant to that certain Debt Repurchase Agreement between CoBank, ACB, Borrower, and Young Pecan Shelling Company, Inc. dated as of April 30, 2001.

     1.95 Subsidiary Guarantee: shall mean that certain Second Amended and Restated Subsidiary Guaranty dated as of even date herewith, executed by certain Subsidiaries of Borrower in favor of the Collateral Agent, substantially in the form of Exhibit I attached to the Rabobank Agreement, as originally executed or as from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

     1.96 Substantial Part: shall mean the consolidated assets of Borrower and all Subsidiaries which, as a whole, (a) constitute more than 10% of Consolidated Assets or (b) contributed more than 15% of Consolidated Net Earnings for any one or more of the three prior fiscal years of Borrower.

     1.97 Temporary Revolving Credit Facility: means the revolving facility in an amount of up to $33,125,000.00 to be extended to Borrower pursuant to that certain Credit Agreement, dated as of February ___, 2003, by and among Borrower, various banks and other lending institutions and institutional investors as are, or may from time to time become, parties thereto and Rabobank, as agent thereunder (as amended, restated, supplemented or otherwise modified from time to time), which facility shall be in addition to the credit facilities available to Borrower under the Rabobank Agreement.

     1.98 Term A Advance:  shall have the meaning set forth in
Section 2.1.

     1.99 Term B Advance:  shall have the meaning set forth in
Section 2.2.

     1.100 Term A Commitment: shall be $35,720,000.00, consisting of the Tranche A Commitment of $17,860,000.00 and the Tranche B Commitment of $17,860,000.00.

     1.101     Term B Commitment:  shall be $10,000,000.00.

     1.102     Term A Maturity Date:  means December 1, 2012.

     1.103     Term B Maturity Date:  means December 31, 2007.

     1.104 Term Loan: means Term Loan A and/or Term Loan B, as the context requires.

     1.105     Term Loan A:  means a loan made pursuant to
Article 2 (and particularly Section 2.1) hereof.

     1.106 Term Loan A Note: shall have the meaning set forth in Section 2.4 hereof.

     1.107     Term Loan B:  means a loan made pursuant to
Article 2 (and particularly Section 2.2) hereof.

     1.108 Term Loan B Note: shall have the meaning set forth in Section 2.4 hereof.

     1.109 Voluntary Prepayments: shall have the meaning set forth in Section 4.4.

     1.110 Wholly Owned Subsidiary: mean any Subsidiary all of the shares of Stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by Borrower.

ARTICLE 2.  TERM FACILITY

     2.1 Term Loan A. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred and is continuing, CoBank agrees, to make a single advance under Term Loan A ("Term A Advance"), as an extension of the existing financing outstanding under, the Original Credit Agreement, in an amount not in excess of the Term A Commitment.

     2.2 Term Loan B. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred and is continuing, CoBank agrees, to make a single advance under Term Loan B ("Term B Advance"), in an amount, not in excess of the Term B Commitment, equal to the amount necessary to fund Borrower's $10,000,000.00 interest in, or purchase of an interest in, on the Closing Date, a loan from Foothill Capital Corporation and various lenders to Young Pecan Shelling Company, Inc. pursuant to that certain Loan and Security Agreement dated as of January __, 2003.

     2.3 Borrowing Notice. Borrower shall give CoBank written notice on the Closing Date in writing in substantially the form of Exhibit 2.3 hereto ("Borrowing Notice") which must specify the amount of Term A Advance and the amount of Term B Advance Borrower requests. CoBank shall, not later than 3:00 P.M. (Central time) on the Closing Date, make the Term B Advance available to Borrower, in immediately available funds, and will transmit such funds by wire transfer as directed by Borrower in writing.

     2.4 Term Facility Promissory Notes. Borrower's obligations to CoBank under (a) Term Loan A, including Borrower's payment obligations with respect to all Term A Advances made by CoBank shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in substantially the form of
Exhibit 2.4A hereto duly completed, in the stated maximum principal amount equal to the Term A Commitment, payable to CoBank for the account of its Applicable Lending Office, and maturing as to principal on the Term A Maturity Date ("Term Loan A Note"); and (b) Term Loan B, including Borrower's payment obligations with respect to all Term B Advances made by CoBank shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in substantially the form of
Exhibit 2.4B hereto duly completed, in the stated maximum principal amount equal to the Term B Commitment, payable to CoBank for the account of its Applicable Lending Office, and maturing as to principal on the Term B Maturity Date ("Term Loan B Note").

     2.5 CoBank's Records. CoBank shall record on its books and records the amount of the Advances, all payments of principal and interest, and the principal balance from time to time outstanding. CoBank's record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error. Notwithstanding the foregoing, Borrower will never be required to pay to CoBank as principal more than the principal amount of the Advances made by CoBank.

     2.6 Use of Proceeds. The proceeds (a) of Term Loan A will be used by Borrower to effect an extension of all amounts owing under the CoBank Credit Agreement and related documents as of the Closing Date; and (b) of Term Loan B will be used by Borrower to fund Borrower's $10,000,000.00 interest in, or purchase of an interest in, on the Closing Date, a loan from Foothill Capital Corporation and various lenders to Young Pecan Shelling Company, Inc. pursuant to that certain Loan and Security Agreement dated as of January __, 2003 ("Foothill Interest"), and Borrower agrees not to request or use such proceeds for any other purpose. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

article 3.  INTEREST AND FEES

     3.1 Interest - Term Loan A. Interest on Term Loan A (as set forth for Tranche A and for Tranche B) and the Term Loan A Note shall be calculated at the Applicable Interest Rate plus the Applicable Margin and shall be calculated on the actual number of days the principal owing is outstanding with the daily rate calculated on the basis of a year consisting of 360 days. In calculating interest, the Advance Date shall be included and the date each payment is received shall be excluded.

     3.2 Interest - Term Loan B. Interest on Term Loan B shall be calculated as follows:

          3.2.1 Base Rate Option. Unless Borrower requests and receives a LIBO Rate Loan pursuant to Subsection 3.2.2 hereof, the outstanding principal balance under the Term Loan B Note shall bear interest at the Base Rate plus the Base Rate Margin (each a "Base Rate Loan").

          3.2.2 LIBO Rate Option. From time to time, and so long as no Event of Default has occurred and is continuing, at the request of Borrower, including a request contained in a Borrowing Notice, all or any part of the outstanding principal balance under the Term Loan B Note may bear interest at the LIBO Rate plus the LIBO Rate Margin (each a "LIBO Rate Loan"); provided that Borrower may have no more than three (3) LIBO Rate Loans outstanding at any time. To effect this option, the Borrowing Notice must specify (a) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $1,000,000.00 and in incremental multiples of $500,000.00, and (b) the period selected by Borrower during which the LIBO Rate is to be applied ("LIBO Rate Period"), which must be a period of six months, but must expire no later than the Applicable Maturity Date. In addition, from time to time, and so long as no Event of Default has occurred and is continuing, Borrower may convert any Base Rate Loan to a LIBO Rate Loan, or continue a LIBO Rate Loan, by making a written request therefore ("LIBO Request") to CoBank by facsimile at least three (3) Banking Days prior to the date of such conversion, specifying (x) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $1,000,000.00 and in incremental multiples of $500,000.00; and (y) the LIBO Rate Period selected by Borrower during which the LIBO Rate is to be applied. CoBank shall incur no liability in acting upon a request which it believed in good faith had been made by a properly authorized representative of Borrower. Following the expiration of the LIBO Rate Period for any LIBO Rate Loan, interest shall automatically accrue at the Base Rate, unless Borrower requests and receives another LIBO Rate Loan as provided in this Subsection.

     3.3  Additional Provisions for LIBO Rate Loans.

          3.3.1 Limitation on LIBO Rate Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBO Rate for any LIBO Rate Period:

          (a) CoBank determines (which determination shall be conclusive) that quotations of interest rates in accordance with the definition of LIBO Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBO Rate Loans as provided in this Credit Agreement; or

          (b) CoBank determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBO Rate upon the basis of which the rate of interest for LIBO Rate Loans for such LIBO Rate Period is to be determined do not adequately cover the cost to CoBank of making or maintaining such LIBO Rate Loans for such LIBO Rate Period;

then CoBank shall give Borrower prompt notice thereof, and so long as such condition remains in effect, CoBank shall be under no obligation to make LIBO Rate Loans, convert Base Rate Loans into LIBO Rate Loans, or continue LIBO Rate Loans, and Borrower shall, on the last days of the then current applicable LIBO Rate Periods for the outstanding LIBO Rate Loans, either prepay such LIBO Rate Loans or such LIBO Rate Loans shall automatically be converted into a Base Rate Loan in accordance with Section 3.1 hereof.

          3.3.2 LIBO Rate Loan Unlawful. If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof subsequent to the Closing Date (each, a "Change in Law") shall make it unlawful for CoBank to (a) make an Advance as a LIBO Rate Loan or (b) maintain all or any portion of the LIBO Rate Loans, CoBank shall promptly, by telephone (in which case it must be promptly followed by a writing) or facsimile, notify Borrower thereof, and of the reasons therefor. In the former event, any obligation of CoBank to make any future LIBO Rate Loan shall immediately be canceled (and, in lieu thereof shall be made as a Base Rate Loan), and in the latter event, any such unlawful LIBO Rate Loans or portions thereof then outstanding shall be converted, at the option of CoBank, to a Base Rate Loan; provided, however, that if any such Change in Law shall permit the LIBO Rate to remain in effect until the expiration of the LIBO Rate Period applicable to any such unlawful LIBO Rate Loan, then such LIBO Rate Loan shall continue in effect until the expiration of such LIBO Rate Period. Upon the occurrence of any of the foregoing events on account of any Change in Law, Borrower shall pay to CoBank immediately upon demand such amounts as may be necessary to compensate CoBank for any fees, charges, or other costs incurred or payable by CoBank as a result thereof and which are attributable to any LIBO Rate Loan made available to Borrower hereunder, and any reasonable allocation made by CoBank among its operations shall be conclusive and binding upon Borrower absent manifest error.

     3.4 Default Interest Rate. All past due payments on the Term Notes or of any other Bank Debt (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.

     3.5  Fees.  Borrower shall pay the following fees:

          3.5.1 Commitment Fee. A non-refundable fee in the amount of $207,150.00 ("Commitment Fee") payable on the Closing Date. The Commitment Fee shall be payable to
     CoBank.

ARTICLE 4.  PAYMENTS; FUNDING LOSSES

     4.1 Principal Payments. Principal shall be payable (a) under Term Loan A in nineteen (19) installments of $1,785,000.00 on September 30, 2003 and on each subsequent December 1 and June 1 to and including June 1, 2012, and a final payment of $1,805,000.00 due on December 1, 2012; and (b) under Term Loan B in the amount of $400,000.00 on December 31, 2003 and thereafter in the amount of $600,000.00 on the last day of each March, June, September, and December, with a final payment equal to the unpaid balance on December 31, 2007.

     4.2 Interest Payments. Interest shall be payable monthly in arrears on the tenth Banking Day of each month; and all accrued and unpaid interest shall be payable on the respective
Maturity Dates.

     4.3 Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made to CoBank (a) in immediately available federal funds, to be received no later than 2:00 P.M. Central time of the Banking Day on which such payment is due by wire transfer through Federal Reserve Bank, Kansas City, Routing Number: 307088754, COBANK ENGWD (or to such other account as CoBank may designate by notice); and (b) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.

     4.4 Voluntary Prepayments. Borrower shall have the right to prepay ("Voluntary Prepayments") all or any part of the outstanding principal balance under the Term Loan at any time in integral multiples of $100,000.00 (or the entire outstanding balance, if less); provided that (a) Borrower must provide three
(3) Banking Days notice to CoBank prior to making such prepayment; and (b) Borrower must, at the time of making such prepayment, pay all Funding Losses applicable to such prepayment. Any Voluntary Prepayments shall not excuse any subsequently scheduled installment payment and shall, instead, be applied to installment payments last coming due. Principal amounts prepaid may not be reborrowed.

     4.5 Funding Losses. In the event of any prepayment of any LIBO Rate Loans or the Term Loan A, whether voluntary or mandatory, and including on account of acceleration, Borrower must, at the time of making such prepayment, pay all Funding Losses applicable to such prepayment. "Funding Losses" shall be determined by CoBank as the amount which would result in CoBank being made whole (on a present value basis) for the actual or imputed funding losses (including, without limitation, any loss, cost or expense incurred by reason of obtaining, liquidating or employing deposits or other funds acquired by CoBank to fund or maintain such LIBO Rate Loan or Term Loan A, as applicable) incurred by CoBank as a result of such prepayment (regardless of whether CoBank actually funded with such deposits). In the event of any such prepayment, CoBank shall, promptly notify Borrower orally or in writing of the amount of such Funding Losses. A determination by CoBank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

     4.6  Application of Principal Payments.

          4.6.1 Scheduled Payments; Voluntary Prepayments. Principal payments, including Voluntary Prepayments, shall be applied to principal amounts owing on the Term Loan A Note (and allocated equally between the Tranche A Commitment and the Tranche B Commitment) and/or under the Term Loan B Note, as designated by Borrower.

          4.6.2 Potential or Actual Default. Upon the occurrence and during the continuance of an Event of Default or Potential Default, all principal payments and prepayments shall be applied, as CoBank in its sole discretion shall determine, to fees, interest or principal indebtedness under the Term Loan A Note and/or the Term Loan B Note, or to any other Bank Debt.

article 5.  COBANK EQUITY

     Borrower agrees to purchase such equity interests in CoBank ("CoBank Equity Interests") as CoBank may from time to time require in accordance with its bylaws and capital plan as applicable to cooperative borrowers generally. In connection with the foregoing, Borrower hereby acknowledges receipt, prior to the execution of this Credit Agreement, of CoBank's bylaws, a written description of the terms and conditions under which the CoBank Equity Interests are issued, CoBank's Loan-Based Capital Plan, CoBank's most recent annual report, and if more recent than CoBank's latest annual report, its latest quarterly report.

article 6.  SECURITY

     6.1 Borrower's Assets. As security for the payment and performance of all obligations of Borrower to CoBank, including but not limited to all obligations of Borrower under Article 5 hereof, and principal and interest under the Notes, purchases of CoBank Equity Interests, fees, Funding Losses, reimbursements, and all other Bank Debt or obligations under any of the Loan Documents, Borrower has, pursuant to the provisions of the "Security Agreement" and the "Additional Security Agreements" (as the latter two terms are defined in the Intercreditor Agreement, and as they may be amended, restated, or otherwise modified from time to time), granted to the Collateral Agent a first lien and security interest, subject only to permitted encumbrances, in the "Collateral" as described in the Intercreditor Agreement ("Collateral"). It is expressly agreed by Borrower and CoBank that this Credit Agreement and each of the Loan Documents are amendments or modifications of and/or replacements to the documents described in Recital E of the Intercreditor Agreement and shall be deemed to be the "CoBank Agreements" as that term is used in the Intercreditor Agreement and the Notes issued hereunder shall be deemed to be the "CoBank Notes" as that term is used in the Intercreditor Agreement. Borrower shall execute and deliver to the Collateral Agent, or to CoBank in the event of the termination of the Intercreditor Agreement such security agreements, financing statements, mortgages, or other documents as Collateral Agent (or CoBank) shall request to establish, confirm, perfect or provide notice of the security interest granted to CoBank in the Collateral.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES

     To induce CoBank to make the Term Loan, and recognizing that CoBank is relying thereon, Borrower represents and warrants as follows:

     7.1 Organization, Good Standing, Etc. Borrower: (a) is duly organized, validly existing, and in good standing under the laws of its state of incorporation; (b) qualifies as a cooperative association under the laws of its state of incorporation; (c) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary; and (d) has all requisite corporate and legal power (i) to own and operate its assets and to carry on its business, and (ii) to enter into and perform the Loan Documents to which it is a party.

     7.2 Corporate Authority, Due Authorization; Consents. Borrower has full power and authority to conduct its business as contemplated to be operated from and after the Closing Date; to execute, deliver and perform under this Credit Agreement, the Notes, all other Loan Documents and all other documents and agreements as contemplated by this Credit Agreement; all of which have been duly authorized. All consents or approvals of any Person that are necessary for, or are required as a condition of the execution, delivery and performance of the Loan Documents, have been obtained.

     7.3 Litigation. Except as described on Exhibit 7.3 hereto, there are, no pending legal or governmental actions, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject which might result in any Material Adverse Effect and, to Borrower's knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.

     7.4 No Violations. The execution, delivery and performance of the Loan Documents will not: (a) violate any provision of Borrower's articles of incorporation or bylaws, or any law, rule, regulation, judgment, order or ruling of any court or governmental agency; (b) violate, conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained ("Licensing Laws").

     7.5 Binding Agreement. Each of the Loan Documents to which Borrower is a party is, or when executed and delivered, will be, the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity.

     7.6 Compliance with Laws. Borrower is in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance would result in a Material Adverse Effect.

     7.7 Principal Place of Business; Place of Incorporation. Borrower's place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 9.1 hereof are kept, is located at the place(s) shown on Exhibit 7.7 hereto. Borrower was incorporated under the laws of the State of Georgia.

     7.8 Payment of Taxes. Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due. Borrower has paid when due all other taxes, assessments or impositions levied or assessed against Borrower or its business or properties.

     7.9 Licenses and Approvals. Borrower has ownership of, or has been issued, all franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted (each a "Required License"). Each Required License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower's knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of Borrower's rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect. No consent, permission, authorization, order, or license of any governmental authority, is necessary in connection with the execution, delivery, performance, or enforcement of and under the Loan Documents to which Borrower is a party, except such as have been obtained and are in full force and effect.

     7.10 Employee Benefit Plans. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by Borrower to be incurred with respect to any Plan (other than a Multiemployer Plan) by Borrower or any of its Subsidiaries which is or would be materially adverse to Borrower and its Subsidiaries taken as a whole. Neither Borrower nor any of its subsidiaries has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to Borrower and its Subsidiaries taken as a whole. Borrower has delivered to CoBank a list of all employee benefit plans established or maintained by Borrower and each Subsidiary, or as to which Borrower or any Subsidiary is a party in interest or a disqualified person. The execution and delivery of this Credit Agreement and the Advances hereunder will not involve any prohibited transaction within the meaning of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code or a violation of section 406 or section 407 of ERISA.

     7.11 Equity Investments. Borrower does not now own any stock or other voting or equity interest, directly or indirectly, in any Person other than: (a) the CoBank Equity Interests; (b) Subsidiaries of Borrower; and (c) as set forth on Exhibit 10.3.

     7.12 Real Property; Title to Real and Personal Property.
Borrower: (a) has all real property interests, including without limitation, fee interests, leasehold interests, easements, licenses and rights of way which are necessary for the conduct of Borrower's business; (b) holds good and marketable title to all of Borrower's real property (other than rights of way, easements and similar interests in real property which in the aggregate are not material and liens permitted by Section 10.2 hereof); (c) owns all of its personal property, and holds all of its leases, free and clear of any lien, pledge, restriction, or encumbrance, except as permitted by Section 10.2 hereof ("Permitted Encumbrances"). All of Borrower's leases which constitute Material Agreements are in full force and effect and afford Borrower peaceful and undisturbed possession of the subject matter thereof.

     7.13 Personal Property. Borrower has all tangible personal property necessary for the conduct of Borrower's business as it is being conducted; all such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the uses for which it is being utilized; and all such property (other than titled motor vehicles) is described in one or more of the Security Documents.

     7.14 Environmental Compliance. Without limiting the provisions of Section 7.6 above, all property owned or leased by Borrower and all operations conducted by it are in compliance in all material respects with all Laws relating to environmental protection, with respect to which the failure to comply would have a Material Adverse Effect.

     7.15 Fiscal Year. Each fiscal year of Borrower begins on the Sunday after the last Thursday in June of any year and ends on the Saturday after the last Thursday in June of the next year.

     7.16 Material Agreements. All agreements of Borrower, the termination or breach of which, based upon Borrower's knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect ("Material Agreements") have been attached to filings, including 10K and 10Q Reports, made by Borrower in the ordinary course with the Securities and Exchange Commission. Neither Borrower nor, to Borrower's knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.

     7.17 Regulations G, U and X. No portion of any Advance will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any "margin security" or "margin stock" as such terms are used in Regulations G, U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 207, 221, and 224.

     7.18 Intellectual Property. Borrower owns or licenses all patents, trademarks, trade names, service marks and copyrights, that it utilizes in its business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on Borrower (collectively, "Intellectual Property") and all such Intellectual Property that is owned by Borrower is registered with, or an application has been made for such registration, all applicable federal or state governmental authorities. Borrower is not a licensee under any written license for any patent, trademark, tradename, service mark or copyright other than shrinkwrap licenses for "off-the-shelf" software used by Borrower in the conduct of its business. The Intellectual Property registrations are in full force and effect, and Borrower has taken or caused to be taken all action, necessary to maintain the Intellectual Property registrations in full force and effect and has not taken or failed to take or cause to be taken any action which, with the giving of notice, or the expiration of time, or both, could result in any such Intellectual Property registrations being revoked, invalidated, modified, or limited.

     7.19 Labor Matters; Labor Agreements. Except as set forth in Exhibit 7.19 hereof: (a) As of the Closing Date, there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary, the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to CoBank upon its written request from time to time. (b) There is no organizing activity involving Borrower or any Subsidiary or pending or, to Borrower's knowledge, threatened by any labor union or group of employees. (c) There are, to Borrower's knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower or any Subsidiary, has made a pending demand for recognition. (d) There are no complaints or charges against Borrower or any Subsidiary, pending or, to Borrower's knowledge threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower or any Subsidiary, of any individual. (e) There are no strikes or other labor disputes against Borrower or any Subsidiary, that are pending or, to Borrower's knowledge, threatened. (f) Hours worked by and payment made to employees of Borrower or any Subsidiary, have not been in violation of the Fair Labor Standards Act (29 U.S.C. 201 et seq.) or any other applicable law dealing with such matters. The representations made in subparagraphs (b) through (f) of this Section are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect.

     7.20 Disclosure. The representations and warranties contained in this Article 7 and in the other Loan Documents or in any financial statements or projections provided to CoBank do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading.

ARTICLE 8.  CONDITIONS TO ADVANCES

     8.1 Conditions to Closing. The obligation of CoBank to make any Advance hereunder is subject to satisfaction, in the sole discretion of CoBank, of each of the following conditions precedent prior to the Advances (except as specifically provided otherwise):

          8.1.1 Loan Documents. CoBank shall have received duly executed originals of the Loan Documents.

          8.1.2 Amendment to, or Consent under, Intercreditor Agreement; Security Agreement. CoBank shall, no later than twenty-one (21) days after the making of an Advance hereunder, have received in form satisfactory to CoBank in its discretion, (a) an amendment to the Intercreditor Agreement, or consent or other document satisfactory to CoBank, providing that the term "CoBank Agreements" as used in the Intercreditor Agreement clearly includes this Credit Agreement, and the Loan Documents executed pursuant to this Credit Agreement, and that the term "CoBank Notes" as used in the Intercreditor Agreement clearly shall be deemed to mean the Notes executed pursuant to this Credit Agreement from time to time, and as all such documents may be amended or replaced from time to time; and (b) an amendment to the Security Agreement in favor of the Collateral Agent, or other document satisfactory to CoBank, making it clear that the obligations secured thereby include this Credit Agreement, and the Loan Documents executed pursuant to this Credit Agreement.

          8.1.3 Approvals. CoBank shall have received evidence satisfactory to it that all consents and approvals of governmental authorities and third parties which are with respect to Borrower, necessary for, or required as a condition of the validity and enforceability of the Loan Documents to which they are a party, have been obtained and are in full force and effect.

          8.1.4 Organizational Documents. CoBank shall, no later than fourteen (14) days after the making of an Advance hereunder, have received: (a) good standing certificates, dated no more than thirty (30) days prior to the Closing Date, for Borrower for its state of incorporation and for each state where its operations require qualification or authorization to transact business; (b) a copy of the articles of incorporation of Borrower certified by the Secretary of State of its state of organization; and (c) a copy of the bylaws of Borrower, certified as true and complete by the Secretary or Assistant Secretary of Borrower.

          8.1.5 Evidence of Corporate Action. CoBank shall have received in form and substance satisfactory to CoBank documents evidencing all corporate action taken by Borrower to authorize (including the specific names and titles of the persons authorized to so act (each an "Authorized Officer")) the execution, delivery and performance of the Loan Documents to which it is a party, certified to be true and correct by the Secretary or Assistant Secretary of Borrower.

          8.1.6 Legal Opinion for Borrower. CoBank shall, no later than fourteen (14) days after the making of an Advance hereunder, have received an opinion of counsel for Borrower (who shall be acceptable to CoBank), in form and content acceptable to CoBank and addressed to CoBank covering such matters as CoBank shall specify.

          8.1.7 Evidence of Insurance. Borrower shall have provided CoBank with insurance certificates and such other evidence, in form and substance satisfactory to CoBank, of all insurance required to be maintained by it under the Loan Documents; provided however, so long as the Intercreditor Agreement is in effect, Borrower shall be in compliance with this Section if it is in compliance with any comparable requirement under the Intercreditor Agreement.

          8.1.8     Material Agreements.  CoBank shall have
     received copies of those Material Agreements as CoBank may request in its sole discretion.

          8.1.9 Appointment of Agent for Service. CoBank shall, no later than fourteen (14) days after the making of an Advance hereunder, have received evidence satisfactory to CoBank that Borrower has appointed The Corporation Company to serve as its agent for service of process at their Denver, Colorado office (presently at 1675 Broadway), and that The Corporation Company has accepted such appointment by Borrower.

          8.1.10 No Material Change. No change shall have occurred in the condition or operations of Borrower since November 30, 2002 which could result in a Material Adverse Effect, except as previously disclosed in writing to CoBank in the form of a PowerPoint presentation that was posted via the digital workspace provider known as IntraLinks, Inc. on January 15, 2003.

          8.1.11 Fees and Expenses. Borrower shall have paid CoBank, by wire transfer of immediately available federal funds all fees set forth in Section 3.5 hereof and any other fees owing to CoBank which are due on the Closing Date, and all expenses owing pursuant to Section 13.1 hereof.

          8.1.12    CoBank Equity Interest Purchase Obligation.
     Borrower shall have purchased such CoBank Equity Interests as CoBank may require pursuant to Article 5 hereof.

          8.1.13 Waivers of Events of Default Under Rabobank Agreement. Borrower shall have provided to CoBank (a) a written waiver, executed by the lenders under the Rabobank Agreement, waiving Borrower's breach of any covenants contained in the Rabobank Agreement for the period ending December 31, 2002, or, (b) a written amendment to the Rabobank Agreement revising the covenants contained in the Rabobank Agreement for the period ending December 31, 2002 so that Borrower is not in breach thereof.

          8.1.14 Prudential Consent. Borrower shall have provided to CoBank a writing, executed by an authorized representative of Prudential Insurance Company of America, in its capacity as "Noteholder" (as such term is defined in the Intercreditor Agreement) under the Prudential Agreement, acknowledging that the term "CoBank Agreements" as used in the Intercreditor Agreement includes this Credit Agreement, and the Loan Documents executed pursuant to this Credit Agreement, and that the term "CoBank Notes" as used in the Intercreditor Agreement includes the Notes executed pursuant to this Credit Agreement from time to time, and as all such documents may be amended or replaced from time to time; provided that this requirement shall not be applicable if
     (a) CoBank has received a copy of a proposed amendment to the Prudential Agreement in form satisfactory to CoBank in its discretion which authorizes Borrower to incur the obligations arising out of this Credit Agreement; and (b) no later than twenty-one (21) days after the making of an Advance hereunder, CoBank has received an executed copy of such amendment.

          8.1.15 Further Assurances. Borrower shall have provided and/or executed and delivered to CoBank such further documents, in form and substance satisfactory to CoBank, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as CoBank may reasonably request.

     8.2 Conditions to Advance. CoBank's obligation to fund any Advance is subject to the satisfaction, in the sole discretion of CoBank, of each of the following conditions precedent, as well as those set forth in Section 8.1 hereof, and a request by Borrower for an Advance shall constitute a representation by Borrower, upon which CoBank may rely, that the conditions set forth in Subsections 8.2.2 and 8.2.3 hereof have been satisfied:

          8.2.1     Borrowing Notice.  Borrower shall have
     provided to CoBank a Borrowing Notice that satisfies the requirements of Section 2.3 hereof.

          8.2.2 Default. As of the Advance Date no Event of Default or Potential Default (after giving effect to the waiver required in Subsection 8.1.13 hereof) shall have occurred and be continuing, and the disbursing of the amount of the Advance requested in the Borrowing Notice shall not result in an Event of Default or Potential Default.

          8.2.3 Representations and Warranties. The representations and warranties of Borrower contained in each of the Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date on which the Advance is to be made as though made on such date. Borrower shall have paid CoBank, by wire transfer of immediately available U.S. funds all fees set forth in
     Section 3.5 hereof which are then due and payable, including all expenses owing pursuant to Section 13.1 hereof.

          8.2.4 Closing Date. The Borrowing Notice does not specify an Advance Date which is later than the Closing
     Date.

          8.2.5 No Material Change. No change shall have occurred in the condition or operations of Borrower since the date of the monthly financial statements most recently provided by Borrower to CoBank, which, when considered in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except as previously disclosed in writing to CoBank in the form of a PowerPoint presentation that was posted via the digital workspace provider known as IntraLinks, Inc. on January 15, 2003.

ARTICLE 9.  AFFIRMATIVE COVENANTS

     From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full and CoBank has no obligation to make any Advance hereunder, Borrower agrees that it will observe and comply with, the following covenants for the benefit of CoBank:

     9.1 Books and Records. Borrower shall at all times keep proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.

     9.2 Reports and Notices. Borrower shall provide to CoBank the following reports, information and notices:

          9.2.1 Annual Financial Statements. As soon as available, but in no event later than ninety (90) days after the end of any Fiscal Year of Borrower occurring during the term hereof annual financial statements of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP consistently applied which shall: (a) be audited by independent certified public accountants selected by Borrower which are reasonably acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion reasonably acceptable to CoBank; (c) be accompanied by a Compliance Certificate; (d) be prepared in reasonable detail and in comparative form; and (e) include a balance sheet, an income statement, a statement of cash flows, a statement of retained earnings, and all notes and schedules relating thereto, and such other information as CoBank may reasonably request from time to time. In addition to any other information requested by CoBank pursuant to the preceding sentence, together with each delivery of financial statements required by this Subsection, Borrower will deliver to CoBank a certificate of such accountants (substantially in the form of the September 6, 2002 letter from KPMG, LLP delivered to Borrower's Board of Directors and covering the aforementioned subjects) stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Potential Default, or, if any Event of Default or Potential Default exists, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to CoBank or any other Person by reason of their failure to obtain knowledge of any Event of Default or Potential Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

          9.2.2 Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days after the end of each Fiscal Quarter the following financial statements or other information concerning the operations of Borrower and its consolidated Subsidiaries for such period and for the Fiscal Year to date, prepared in accordance with GAAP consistently applied, a consolidated and consolidating income statement, and such other quarterly statements as CoBank may reasonably request, all prepared in reasonable detail and certified by the Chief Financial Officer or Treasurer of borrower (subject to normal year-end adjustments). Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate.

          9.2.3 Monthly Financial Statements. As soon as available but in no event more than forty-five (45) days after the end of each month, unaudited consolidated and consolidating and business segment statements of sales and margins of Borrower and its consolidated Subsidiaries for such month and for the period from the beginning of the current fiscal year to the end of such month and an unaudited consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries as at the end of such month, setting forth, with respect to such consolidated statements of sales and margins and such consolidated balance sheet, in comparative form, figures for the corresponding period in the preceding Fiscal Year.

          9.2.4 Borrowing Base Certificate/Hedging Position Report. On the twenty-first Business Day of each month, Borrower shall deliver to CoBank a photo copy of all borrowing base certificates and hedge position reports submitted to the agent and/or lenders pursuant to the RaboBank Agreement.

          9.2.5 Notice of Default. As soon as the existence of any Event of Default or Potential Default becomes known to any officer of Borrower, Borrower shall promptly give CoBank written notice of such Event of Default or Potential Default, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto.

          9.2.6     Notice of Certain Changes.  Borrower shall:
     (a) notify CoBank at least ten (10) Business Days prior to the occurrence of any change in the name or business form of Borrower or any Subsidiary; and (b) take, or cause any Subsidiary to take, all actions necessary or reasonably requested by CoBank in order to maintain the perfected status of the lien and security interest in the Collateral. So long as the Intercreditor Agreement is in effect, Borrower shall be in compliance with this Subsection if it is in compliance with any comparable requirement under the Intercreditor Agreement.

          9.2.7 Notice of Litigation. Borrower shall promptly notify CoBank in writing of all litigation in which Borrower or Subsidiary is a party, and which either: (a) involves an amount of $1,000,000 or more, singly or in the aggregate at any time involves an amount of $2,000,000 or more; or (b) could reasonably be expected to result in a Material Adverse Effect with respect to Borrower.

          9.2.8 Notice of Material Adverse Effect. Promptly after Borrower obtains knowledge thereof, notice of any matter which has resulted or would result in a Material
     Adverse Effect.

          9.2.9 Notice of Environmental Litigation. Without limiting the provisions of Subsection 9.2.5 hereof, promptly after Borrower's receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require Borrower to undertake or to contribute to a cleanup or other response under Environmental Regulations, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could have a Material Adverse Effect.

          9.2.10 Regulatory and Other Notices. Promptly after Borrower's receipt thereof, copies of any notices or other communications received from any governmental authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

          9.2.11 Adverse Action Regarding Required Licenses. In the event Borrower learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of Borrower's knowledge, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses, Borrower shall provide CoBank with prompt written notice thereof and shall take, or cause to be taken, all reasonable measures to contest such action in good faith.

          9.2.12 SEC Filings; Reports to Third Parties. Promptly after transmission thereof, copies of all such financial statements, proxy statements, notices and reports as Borrower sends to its patrons or registered debt certificate holders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), including, without limitation, a copy of all 10K and 10Q reports filed with the Securities and Exchange Commission.

          9.2.13 Tax Related Notices. Promptly (a) after notice thereof being delivered to Borrower or any Subsidiary, notice of the commencement of any audit of any federal, state or other income tax return of Borrower or any Subsidiary, and (b) upon receipt thereof, a copy of each other report submitted to Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary.

          9.2.14 Additional Information. With reasonable promptness such additional financial information or other documentation as CoBank may reasonably request. So long as the Intercreditor Agreement is in effect, Borrower shall be in compliance with this Subsection if it is in compliance with any comparable requirement under the Intercreditor Agreement.

     9.3 Maintenance of Existence and Qualification. Borrower shall maintain its corporate existence in good standing under the laws of the state of Georgia. Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business, operations and properties. Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business, operations and properties.

     9.4 Compliance with Legal Requirements and Agreements. Borrower shall: (a) comply with all laws, rules, regulations and orders applicable to Borrower or its business; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving CoBank shall not constitute an Event of Default unless such failure would have a Material Adverse Effect.

     9.5 Compliance with Environmental Laws. Without limiting the provisions of Section 9.4 of this Credit Agreement, Borrower shall comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower to comply with, all Environmental Regulations, the failure to comply with which would have a Material Adverse Effect.

     9.6 Taxes. Borrower shall cause to be paid when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties, and federal and state taxes withheld from its employees' earnings, unless such taxes, assessments, or other governmental charges shall be contested in good faith by appropriate actions or legal proceedings and Borrower shall establish adequate reserves therefor in accordance with GAAP.

     9.7 Insurance. Borrower shall keep the Collateral insured at all times by an insurance carrier or carriers reasonably acceptable to CoBank which have an AI rating by the current BEST Key Rating Guide, against all risks covered by a special form policy (and including flood (for property located in a flood plain zone), earthquake and windstorm coverage) in the amount of the full replacement cost (other than with respect to motor vehicles) of the Collateral as well as liability, worker's compensation, business interruption, boiler and machinery and such other insurance as CoBank may reasonably require, in amounts and with deductibles or maximum payouts customarily carried by entities in similar lines of business. Borrower shall also maintain fidelity coverage (including employee dishonesty) on such officers and employees and in such amounts as CoBank shall specify, or in the absence of any such specification, as customarily carried by corporations engaged in comparable businesses and comparably situated. Such insurance policies shall contain such reasonable endorsements as CoBank shall from time to time require and all liability policies shall name CoBank as an additional insured as its interests may appear. All such casualty insurance policies shall be endorsed with a loss payable clause, as appropriate, in favor of CoBank. Certificates of all insurance referred to in this Section satisfactory to CoBank shall be delivered to and held by CoBank, and the policy or policies evidencing all such insurance shall be provided to CoBank upon CoBank's request therefor. All such insurance policies shall contain a provision requiring at least ten (10) days' notice to CoBank prior to any cancellation for non-payment of premiums and at least forty-five (45) days' notice to CoBank of cancellation for any other reason or of modification or non-renewal. No later than forty (40) days prior to expiration, Borrower shall give CoBank (a) satisfactory written evidence of renewal of all such policies with premiums paid, or (b) a written report as to the steps being taken by Borrower to renew or replace all such policies, provided that notwithstanding the receipt of such written report, CoBank may at any time thereafter give Borrower written notice to provide CoBank with such evidence as described in clause (a), in which case Borrower must do so within ten (10) days of such notice. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Collateral which would wholly or partially invalidate any insurance thereon. Effective upon the occurrence of an Event of Default, all of Borrower's right, title and interest in and to all such policies and any unearned premiums paid thereon are hereby assigned to CoBank who shall have the right, but not the obligation, to assign the same to any purchaser of the Collateral at any foreclosure sale. Borrower shall give immediate written notice to the insurance carrier and CoBank of any loss. Borrower hereby authorizes and empowers CoBank upon the occurrence and during the continuation of an Event of Default, at CoBank's option and in CoBank's sole discretion, to act as attorney-in-fact for Borrower to make proof of loss, to adjust and compromise any claim under insurance policies, to collect and receive insurance proceeds, and to deduct therefrom CoBank's expenses incurred in the collection of such proceeds. So long as the Intercreditor Agreement is in effect, Borrower shall be in compliance with this Section if it is in compliance with any comparable requirement under the Rabobank Agreement or security documents executed in connection therewith.

     9.8 Title to Assets and Maintenance. Borrower shall defend and maintain title to all its properties and assets, including the Collateral. Borrower shall keep its assets, both real and personal, including the Collateral, in good order and condition consistent with industry practice and shall make all necessary repairs, replacements and improvements so that its business may be properly and advantageously conducted.

     9.9 Payment of Liabilities. Borrower shall pay all liabilities (including, without limitation: (a) any indebtedness for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Bank
Debt) they are contested in good faith by appropriate actions or legal proceedings, Borrower establishes adequate reserves therefor in accordance with GAAP, and such contesting will not result in a Material Adverse Effect.

     9.10 Further Assurances. Borrower shall, as may be required from time to time by CoBank, provide such documents as may be necessary or desirable in the judgment of CoBank to verify the existence and perfection of the security interest in the Collateral granted to CoBank. So long as the Intercreditor Agreement is in effect, Borrower shall be in compliance with this
Section if it is in compliance with any comparable requirement under the Intercreditor Agreement.

     9.11 Inspection. Borrower shall permit CoBank or its agents, during normal business hours or at such other times as the parties may agree, to inspect the Collateral and to examine Borrower's properties, books, and records, and to discuss Borrower's affairs, finances, operations, and accounts with its respective officers, directors, employees, and independent certified public accountants.

     9.12 Required Licenses; Permits; Etc. Borrower shall duly and lawfully obtain and maintain in full force and effect all Required Licenses as appropriate for the business being conducted and properties owned by Borrower at any given time.

     9.13 ERISA. Promptly (and in any event within 30 days) after Borrower or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Plan has occurred, that any Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, or that Borrower or any of its Subsidiaries will or may incur any material liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, Borrower will deliver to CoBank a certificate of the chief financial officer of Borrower setting forth information as to such occurrence and what action, if any, Borrower is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are required to be filed with or by Borrower, the PBGC or the plan administrator of any such Plan, as the case may be. Borrower shall furnish, at the request of CoBank, a copy of each annual report (Form 5500 Series) of any Plan received or prepared by Borrower or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than ten (10) days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by the Borrower or any of its Subsidiaries, as the case may be.

     9.14 Financial Covenants. Borrower shall maintain the following financial covenants:

          9.14.1 Fixed Charge Coverage Ratio . At, and measured as of the end of, each Fiscal Quarter a ratio of
     (a) EBITDA for the previous consecutive four (4) Fiscal Quarters (including such Fiscal Quarter), (b) divided by the sum of (i) Consolidated Interest Expense and (ii) the aggregate scheduled principal amount of Indebtedness for Money Borrowed (other than the Revolving Loans) to be paid within one year after the last day of such Fiscal Quarter, equal to or greater than the ratio set forth opposite the relevant Fiscal Quarter:

     FISCAL QUARTER                RATIO
     1st Fiscal Quarter 2003       No requirement
     through the 1st Fiscal
     Quarter 2004

     2nd Fiscal Quarter 2004       1.40 to 1.00

     3rd Fiscal Quarter 2004       1.60 to 1.00

     4th Fiscal Quarter 2004       1.75 to 1.00
     and thereafter

          9.14.2 Current Ratio. At, and measured as of the end of, each Fiscal Quarter, a ratio of Consolidated Current
     Assets, divided by Consolidated Current Liabilities, of greater than or equal to 1.10 to 1.00.

          9.14.3 Minimum Consolidated Tangible Net Worth. At all times Consolidated Tangible Net Worth (less any gain or loss as a result of accumulated other comprehensive income, as defined by GAAP) equal to no less than (a) $135,000,000, plus (b) the sum of (i) 50% of the Reported Net Income of the Borrower and its consolidated Subsidiaries (to the extent positive) for the Fiscal Quarter ending December 31, 2002, and each Fiscal Quarter thereafter on a cumulative basis (taken as one accounting period), but excluding from such calculations of Reported Net Income for purposes of this clause (i) any fiscal quarter in which the Reported Net Income of the Borrower and its consolidated Subsidiaries is negative, and (ii) 100% of the cumulative Net Proceeds of Stock received during any period after June 29, 2002.

          9.14.4 Senior Debt Coverage Ratio. At, and measured as of the end of, each Fiscal Quarter, a Senior Debt
     Coverage Ratio equal to or less than the ratio set forth opposite the relevant Fiscal Quarter:

     FISCAL QUARTER                RATIO
     3rd Fiscal Quarter 2003       6.00 to 1.00

     4th Fiscal Quarter 2003       7.25 to 1.00
     and 1st Fiscal Quarter 2004

     2nd Fiscal Quarter 2004       6.25 to 1.00
     and 3rd Fiscal Quarter 2004

     4th Fiscal Quarter 2004       5.00 to 1.00

     1st Fiscal Quarter 2005       4.50 to 1.00

     2nd Fiscal Quarter 2005       4.00 to 1.00

     3rd Fiscal Quarter 2005       3.50 to 1.00

     4th Fiscal Quarter 2005       3.25 to 1.00
     and thereafter

          9.14.4 Minimum Cumulative EBITDA. At, and measured as of the end of, each Fiscal Quarter designated below, a cumulative EBITDA of no less than the amount set forth below:

     FISCAL QUARTER                CUMULATIVE AMOUNT
     For the 3rd Fiscal            negative $22,000,000.00
     Quarter 2003

     For the 3rd Fiscal            negative $4,000,000.00
     Quarter 2003 and 4th
     Fiscal Quarter 2003, cumulative

     For the 3rd Fiscal            positive $40,000,000.00
     Quarter 2003, 4th Fiscal
     Quarter 2003, and 1st Fiscal
     Quarter 2004, cumulative

ARTICLE 10.  NEGATIVE COVENANTS

     From and after the date of this Credit Agreement until the Bank Debt is indefeasibly paid in full, and CoBank has no obligation to make Advances, Borrower agrees that it will observe and comply with the following covenants:

     10.1 Limitation on Restricted Payments. Borrower will not pay or declare any dividend or make any other distribution on or on account of any class of its Stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest, Subordinated Loan Certificates (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except that Borrower may make (a) cash patronage refunds in fiscal year 2002 and thereafter in an amount, for each fiscal year, not to exceed 10% of the member earnings for such fiscal year, and (b) present value cashing retirement and death payments (net of any amount Borrower receives as insurance proceeds) in an aggregate amount not to exceed $5,000,000 in any fiscal year; provided that Borrower shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as there is no Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in Stock of Borrower or (y) exchanges of Stock of one or more classes of Borrower, except to the extent that cash or other value is involved in such exchange. Moreover, nothing in this Section shall prevent any Subsidiary from making any Restricted Payments to the Borrower or to any other Loan Party that directly owns Stock of such Subsidiary. The term "equity" as used in this Section shall include the Borrower's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

     10.2 Liens. Borrower shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired, except:

          (a) Liens existing prior to the date of this Agreement, as set forth on Exhibit 10.2 hereto;

          (b) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

          (c) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

          (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (e)  Liens securing purchase money debt, provided that
(i) the Lien in each instance does not extend beyond the assets acquired with the purchase money debt, and (ii) the aggregate of such debt so secured does not exceed five percent (5%) of Consolidated Net Worth;

          (f) Liens consisting of encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; and

          (g) Liens securing the obligations due to the parties to the Intercreditor Agreement

     10.3 Restrictions on Loans, Advances, Investments, Asset Acquisitions and Contingent Liabilities. Borrower shall not and shall not permit any Subsidiary to (a) make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person which is not an Affiliate of the Borrower, or (b) guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, Stock or dividends of any Person, or (c) own, purchase or acquire any Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or (d) acquire all, or substantially all, of the assets of any Person, in a single or a series of related transactions; except that the Borrower or any Subsidiary may:

               (i) (A) make or permit to remain outstanding loans or advances to any other Loan Party, or (B) guarantee or otherwise become liable for obligations of any other Loan Party to the extent such obligation that is guaranteed is incurred in the ordinary course of business of such Loan Party or is Indebtedness otherwise permitted to be incurred by such Loan Party hereunder (including guarantee obligations under the Subsidiary Guaranty);

               (ii) acquire and own Stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower or any Subsidiary;

               (iii)     own, purchase or acquire prime
commercial paper and certificates of deposit in United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation), in each case due within one year from the date of purchase and payable in the United States in Dollars;

               (iv) own, purchase and acquire obligations of the United States Government or any agency thereof, in each case due within one year from the date of purchase;

               (v)  own, purchase and acquire obligations
guaranteed by the United States Government, in each case due within one year from the date of purchase;

               (vi) own, purchase and acquire repurchase agreements of United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation) for terms of less than one year in respect of the foregoing certificates and obligations;

               (vii)     own, purchase and acquire tax-exempt
securities maturing within one year from the date of purchase and rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation;

               (viii)    own, purchase and acquire adjustable
rate preferred stocks rated "A" or better by Moody's Investors
Service or Standard and Poor's Corporation;

               (ix) endorse negotiable instruments for collection in the ordinary course of business;

               (x) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

               (xi) (x) permit to remain outstanding investments in the Subsidiaries of the Borrower in existence as of the Closing Date, and (y) make or permit to remain outstanding investments in any Subsidiary (whether in existence on the Closing Date or created after the Closing Date in accordance with
Section 10.13 hereof) if such Subsidiary is a Loan Party;

               (xii) make or permit to remain outstanding loans from Agratrade Financing, Inc., a wholly-owned Subsidiary of the Borrower, to members and non-members of the Borrower (provided that all such loans are made to facilitate the business of the Borrower) in an aggregate amount not to exceed $20,000,000;

               (xiii)    make or permit to remain outstanding
investments described on Exhibit 10.3 attached hereto;

               (xiv)     make or permit to remain outstanding
investments in GC Properties in an aggregate amount not exceeding
$500,000 during the term of this Agreement;

               (xv) (A) prior to the date of the release and termination of the Debt Repurchase Agreement and the satisfaction of all of Borrower's obligations thereunder ("Repurchase Release Date"), guarantee or otherwise be or become contingently liable for obligations of Young Pecan not to exceed an aggregate amount of $60,000,000 pursuant to the Debt Repurchase Agreement, (B) on or after the Repurchase Release Date, acquire the Foothill Interest;

               (xvi)     have increases in existing investments
arising from non-cash notified equity or other equity methods of accounting for equity increases which are non-cash;

               (xvii)    investments in CoBank's cash investment
program; and

               (xviii)   make or permit to remain outstanding
investments in any money market fund that invests only in investments described in subsections (iii), (iv), (v), (vi),
(vii), or (viii) of this Section.

     10.4 Sale of Stock and Indebtedness of Subsidiaries.
Without the prior written consent of CoBank, which consent shall be at the sole discretion of CoBank, Borrower shall not and shall not permit any Subsidiary to sell or otherwise dispose of, or part with control of, any shares of Stock or Indebtedness of any Subsidiary, except (a) to Borrower or another Loan Party, (b) all shares of Stock and Indebtedness of any Subsidiary at the time owned by or owed to Borrower and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of Borrower) at the time of sale of the shares of Stock and Indebtedness so sold, provided that the assets of such Subsidiary do not constitute a Substantial Part of the Consolidated Assets of Borrower and all Subsidiaries and that the earnings of such Subsidiary shall not have constituted a Substantial Part of Consolidated Net Earnings for any of the three fiscal years then most recently ended, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of Stock or Indebtedness of any other Subsidiary (unless all of the shares of Stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Borrower and all Subsidiaries are simultaneously being sold as permitted by this Section), and (c) dispositions of Stock permitted by Section10.5(d).

     10.5 Merger and Sale of Assets. Borrower shall not and shall not permit any Subsidiary to enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndicate or other combination with any other Person or sell, lease, transfer, contribute as capital, or otherwise dispose of all or a Substantial Part of the consolidated assets of Borrower and all Subsidiaries or assets which shall have contributed a Substantial Part of Consolidated Net Earnings for any of the three fiscal years then most recently ended, in any single transaction or series of related transactions, to any Person, except that:

          (a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving corporation, or (ii) any one or more other Subsidiaries, provided that if any Loan Party is party to such merger, a Loan Party shall be the continuing or surviving corporation;

          (b) any Subsidiary may sell, lease or otherwise dispose of any of its assets to Borrower or another Loan Party;

          (c) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in Section 10.4 with respect to a sale of the Stock of such Subsidiary; and

          (d) (i) Borrower may sell or otherwise dispose of its interests in Agratech Seeds Inc., a Georgia corporation, and (ii) Agratech Seeds Inc. may sell or otherwise dispose of its interests in Agratech Seeds Argentina S.A., provided, in each case, that (x) the net proceeds of any such sale or other disposition, if any, are contributed to Borrower, or (y) such sale or disposition results in favorable federal tax treatment, or a federal tax deduction pursuant to Section 170 of the Code.

     10.6 Sale and Lease-Back. Borrower shall not and shall not permit any Subsidiary to enter into any arrangement, with any Person or under which such other Person is a party, providing for the leasing by Borrower or any Subsidiary of real or personal property, used by Borrower or any Subsidiary in the operations of Borrower or any Subsidiary, which has been or is sold or transferred by Borrower or any Subsidiary to any other Person to whom funds have been or are to be advanced by such other Person on the security of such rental obligations of Borrower or such Subsidiary except to the extent that the total amount of such arrangements involve, at any one time, assets or property which constitute an amount equal to or less than ten percent (10%) of Consolidated Capital Assets.

     10.7 Sale or Discount of receivables. Borrower shall not and shall not permit any Subsidiary to sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

     10.8 Hedging Contracts. Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Contract except:
(a) bona fide hedging transactions in commodities that represent production inputs or products to be marketed, or in commodities needed in operations to meet manufacturing or market demands, provided that (i) long positions and/or options sold on corn and wheat shall in no event cover more than thirty-nine weeks of Borrower's anticipated requirements for feed ingredients, and none of such positions and/or options shall cover more than six and one-half weeks of such anticipated requirements unless they have been entered into in compliance with Borrower's Corporate Policy For Futures Contracts approved by Borrower's Board of Directors on April 24, 1998 and have been approved by the Borrower's Hedging Committee, (ii) long positions and/or options sold on soybean meal shall in no event cover more than thirty-nine weeks of Borrower's anticipated requirements for feed ingredients, and none of such positions and/or options shall cover more than six and one-half weeks of such anticipated requirements unless they have been entered into in compliance with Borrower's Corporate Policy For Futures Contracts approved by Borrower's Board of Directors on April 24, 1998 and have been approved by the Borrower's Hedging Committee, and (iii) short positions on corn shall not exceed 2,000,000 bushels, and shall at all times relate to corn owned or contracted for purchase by Borrower; and (b) foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements which are reasonably related to existing indebtedness or to monies to be received or paid in foreign currencies.

     10.9 Issuance of Stock by Subsidiaries. Borrower shall not permit any Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its Stock of any class (other than directors' qualifying shares, if any) except to Borrower or another Subsidiary.

     10.10 Capital Expenditures. Borrower and its Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in excess of: (a) the following annual limits (i) in Fiscal Year 2003, $40,000,000.00,
(ii) in Fiscal Year 2004, $40,000,000.00, plus any carry forward from Fiscal Year 2003, (iii) in Fiscal Year 2005, $50,000,000.00, plus any carry forward from Fiscal Year 2004; plus (b) in connection with the "tray pack operations" at Borrower's location in Live Oak, Florida, in excess of $30,000,000 in the aggregate after June 29, 2002, however, the amount described in this clause
(b) shall not be available until (i) the Temporary Revolving Credit Facility matures and is fully repaid, and (ii) Borrower has generated EBITDA, for the immediately preceding four (4) Fiscal Quarters, of at least $100,000,000.00.

     10.11 Indebtedness for Money Borrowed. Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness for Money Borrowed, except for the following:

          (a) Indebtedness existing under this Credit Agreement and the other Loan Documents;

          (b) Indebtedness (including guaranties) which may be deemed to exist pursuant to any performance, surety, appeal or similar bonds obtained by Borrower or any of its Subsidiaries in the ordinary course of business;

          (c) Indebtedness for Money Borrowed in existence on the date hereof, and set forth on Exhibit 10.11 hereto; provided, however in connection with the mortgage facility on the corporate headquarters building owned by GC Properties as set forth on
Exhibit 10.11 , such mortgage facility may be increased by an amount not to exceed $5,000,000 after the date hereof;

          (d)  Subordinated Debt;

          (e) Unsecured Indebtedness for Money Borrowed owing by any Loan Party to any other Loan Party;

          (f)  Indebtedness under the Temporary Revolving Credit
Facility;

          (g) Indebtedness existing under the Rabobank Agreement and the other loan documents (including, without limitation, all Loans and Letter of Credit Obligations incurred or issued under the Rabobank Agreement);

          (h) Reimbursement obligations under letters of credit issued by any of the Lenders under the Rabobank Agreement, provided that the aggregate principal amount of such reimbursement obligations does not exceed $25,000,000 at any one time (exclusive of Letters of Credit issued under the Rabobank Agreement); and

          (i) Indebtedness existing under the Prudential
Agreement.

     10.12 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except (a) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate, or (b) for transactions between Loan Parties.

     10.13 Creation of Subsidiaries. Borrower shall not, and shall not permit any Subsidiary to, create any Subsidiary after the Closing Date unless (a) such Subsidiary is a Wholly Owned Subsidiary, (b) such Subsidiary is organized under the laws of a jurisdiction within the United States of America, (c) such Subsidiary executes at the time of its creation the Security Agreement (as defined in the Intercreditor Agreement), together with applicable Uniform Commercial Code financing statements, the Subsidiary Guaranty and the Contribution Agreement (either directly or by executing a supplement thereto) and the Stock of such Subsidiary is pledged to the Collateral Agent as Collateral,
(d) an opinion of counsel, acceptable to the Collateral Agent, is delivered to the Lenders and CoBank confirming the due organization of such Subsidiary, the enforceability of the Security Agreement, the Subsidiary Guaranty and the Contribution Agreement against such Subsidiary, and such other matters as the Collateral Agent may reasonably request, and (e) no Event of Default exists immediately prior to or after the creation of the Subsidiary.

     10.14 Change in Fiscal Year. Borrower shall not change its Fiscal Year.

ARTICLE 11.  INDEMNIFICATION

     11.1 General; Stamp Taxes; Intangibles Tax. Borrower agrees to indemnify and hold CoBank and its directors, officers, employees, agents, professional advisers and representatives ("Indemnified Parties") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which CoBank or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys' fees incurred by any Indemnified Party, arising out of or resulting from: (a) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; or (c) the exercise by CoBank of any right or remedy set forth in this Credit Agreement or the other Loan Documents, provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which CoBank or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys' fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim as would give rise to Borrower's indemnification obligation under this Section with counsel of Borrower's choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party's satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorney's fees incurred thereafter. The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants.

     11.2 Indemnification Relating to Hazardous Substances. Borrower shall not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Regulations; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with Environmental Regulations; and Borrower shall comply with all Environmental Regulations which are applicable to such property. If CoBank reasonably believes that an Environmental Regulation has been violated by Borrower's activities upon property owned or held by Borrower, and if CoBank so requests, Borrower shall have prepared an environmental review, audit, assessment and/or report relating to the subject property, at Borrower's sole cost and expense, by an engineer or other environmental expert acceptable to CoBank. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys' fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 9.5 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances by virtue of the interest of CoBank in the property created by any documents securing Bank Debt (including without limitation the Loan Documents) or as the result of CoBank exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure; provided that such indemnification as it applies to the exercise by CoBank of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by CoBank while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower.
The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to the holder of any certificate of purchase, any transferee of the title of CoBank or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by CoBank, or anyone claiming by, through or under CoBank or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand, and shall be secured by the Security Documents. The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.

ARTICLE 12.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     12.1 Events of Default. The occurrence of any of the following events (each an "Event of Default") shall, at the option of CoBank, make the entire Bank Debt immediately due and payable (provided, that in the case of an Event of Default under Subsection 12.1(f) all amounts owing under the Notes and the other Loan Documents shall automatically and immediately become due and payable without any action by or on behalf of CoBank), and CoBank may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

          (a) The failure of Borrower to pay within five (5) days of the date when due, whether by acceleration or otherwise, any of the Bank Debt in accordance with this Credit Agreement or the other Loan Documents.

          (b) Any representation or warranty set forth in any Loan Document, in any Borrowing Notice, in any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made by Borrower.

          (c) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections (or Subsections) 8.1.2, 8.1.6, 9.3, 9.8, 9.12, and
any of the Sections in Article 10 hereof.

          (d) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections (or Subsections) 8.1.4, 9.5, 9.6, 9.7, 9.9, 9.10,
(except as provided in Section 12.1(e)), 9.11, 9.13, or 9.14 of this Credit Agreement, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower's own discovery or through notice from CoBank

          (e) The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $1,000,000.00.

          (f)  Borrower applies for or consents to the
appointment of a trustee or receiver for any part of its properties; any bankruptcy, reorganization, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by Borrower; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, debt management or liquidation is filed for or commenced against Borrower, and is not withdrawn or dismissed within sixty (60) days thereafter.

          (g) Failure of Borrower to comply with any other provision of this Credit Agreement or the other Loan Documents not constituting an Event of Default under any of the preceding subparagraphs of this Section 12.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower's own discovery or through notice from CoBank.

          (h) The entry of one or more judgments in an aggregate amount in excess of $10,000,000.00 against Borrower not stayed, discharged or paid within thirty (30) days after entry.

          (i)  Either (i) any single employer Plan or
Multiemployer Plan fails to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) any single employer Plan or Multiemployer Plan subject to Title IV of ERISA is or has been terminated or the subject of termination proceedings under ERISA, or (iii) Borrower or a Subsidiary of Borrower or an ERISA Affiliate has incurred a liability to or on account of any Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or (iv) Borrower or a Subsidiary of Borrower has engaged in a prohibited transaction, and there results from any of the events specified in clauses (i) through
(iv) above a liability to the PBGC or any Plan, or a liability, penalty or tax under ERISA or Section 4975 of the Code, as the case may be, equal to or greater than $1,000,000 that is not paid within 10 days of the due date therefore.

          (j) In the event that within thirty (30) days after the Closing Date the Temporary Revolving Credit Facility has not been closed and all conditions to Borrower's entitlement to an advance thereunder (other than a requirement that available amounts under the Rabobank Agreement be fully drawn) been satisfied.

          (k) The occurrence of an Event of Default under the Rabobank Agreement; provided however, this clause shall not apply to any such Event of Default existing on the Closing Date which
(A) has been disclosed in writing to CoBank, and (B) is cured within thirty (30) days after the Closing Date, unless collection action is commenced under the Rabobank Agreement on account of such Event of Default.

     12.2 No Advance. CoBank may cancel the Term A Commitment and the Term B Commitment upon the occurrence of an Event of Default and shall have no obligation to make an Advance if a Potential Default or an Event of Default shall occur and be continuing.

     12.3 Rights and Remedies. In addition to the remedies set forth in Section 12.1 and 12.2 hereof, upon the occurrence of an Event of Default, CoBank shall, subject to the provisions of the Intercreditor Agreement, be entitled to exercise all the rights and remedies provided in the Security Documents and other Loan Documents and by any applicable law, including, without limitation, the Uniform Commercial Code as enacted in the state of Colorado or the state where the Collateral is located at such time, whichever provides CoBank with greater rights. Each and every right or remedy granted to CoBank pursuant to this Credit Agreement and the other Loan Documents, or allowed CoBank by law or equity, shall be cumulative. Failure or delay on the part of CoBank to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by CoBank of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.

ARTICLE 13.  MISCELLANEOUS

     13.1 Costs and Expenses. To the extent permitted by law, Borrower agrees to pay to CoBank, on demand, all out-of-pocket costs and expenses (a) incurred by CoBank (including, without limitation, the reasonable fees and expenses of counsel retained by CoBank, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Loan Documents and the transactions contemplated thereby, and processing each Borrowing Notice; and (b) incurred by CoBank (including, without limitation, the reasonable fees and expenses of counsel retained by CoBank) in connection with the enforcement or protection of CoBank's rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against CoBank (except that if the court makes a specific finding that Borrower has prevailed on all or substantially all of its claims in such action brought by Borrower, Borrower shall not be obligated to pay the out-of-pocket costs and expenses of CoBank in connection with such action), including without limitation collection of the Term Loan (regardless of whether such enforcement or collection is by court action or otherwise). CoBank may, at its discretion, pay all amounts owing pursuant to clause (a) above by an Advance. Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the Term Loan is as a holder of a participation interest.

     13.2 Service of Process and Consent to Jurisdiction. Borrower hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against Borrower for breach of this Credit Agreement or under the Notes or other Loan Documents may be brought in the courts of the State of Colorado and in the United States District Court for the District of Colorado (if applicable subject matter jurisdictional requirements are present), as CoBank may elect; and, by execution and delivery of this Credit Agreement, Borrower irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the Notes or other Loan Documents within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado, Borrower hereby irrevocably appoints, until at least one (1) year following the Maturity Date. The CT Company to serve as the agent of Borrower to receive for and on behalf of Borrower at such agent's Denver, Colorado office (presently at 1675 Broadway), service of process, which service may be made by mailing a copy of any summons or other legal process to Borrower in care of such agent. Borrower agrees that Borrower shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as Borrower remains obligated under this Credit Agreement and shall keep CoBank advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower for all purposes of such litigation.

     13.3 Jury Waiver. IT IS MUTUALLY AGREED BY AND BETWEEN COBANK AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS.

     13.4 Notices. All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made: (i) if delivered personally, immediately upon delivery, (ii) if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending, and (iv) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.

          13.4.1    Borrower:

          Gold Kist, Inc.
          244 Perimeter Center Parkway, N.E.
          Atlanta, Georgia 30346
          FAX: (770) 393-5061
          Attention: Stephen O. West, Chief Financial Officer &
          Treasurer

          13.4.2    CoBank:

          CoBank, ACB
          5500 South Quebec Street
          Greenwood Village, Colorado 80111
          FAX: (303) 224-2691
          Attention:  Kenneth L. Warlick, Vice President

     13.5 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of Borrower, CoBank, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of CoBank.

     13.6 Severability. The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan
Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.

     13.7 Entire Agreement. This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of CoBank and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.

     13.8 Applicable Law. To the extent not governed by federal law, this Credit Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without giving effect to any otherwise applicable rules concerning conflicts of law.

     13.9 Captions.  The captions or headings in this Credit
Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.

     13.10 Complete Agreement; Amendments. THIS CREDIT AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT. BY INITIALING IN THE MARGIN, COBANK AND BORROWER ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower and CoBank. Borrower agrees that it shall reimburse CoBank for all fees and expenses incurred by CoBank in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by Borrower.

     13.11 Additional Costs of Maintaining Loan. Borrower shall pay to CoBank from time to time such amounts as CoBank may determine to be necessary to compensate CoBank for any increase in costs to CoBank which CoBank determines, are attributable to CoBank's making or maintaining an Advance hereunder or its obligation to make such Advance, or any reduction in any amount receivable by CoBank under this Credit Agreement or the Note payable to it in respect to such Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Credit Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D of the Federal Reserve Board), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including CoBank of or under any United States federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (a) changes the basis of taxation of any amounts payable to CoBank under this Credit Agreement or the Note payable to CoBank in respect of such Advance (other than taxes imposed on the overall net income of CoBank); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, CoBank; or (c) imposes any other condition affecting this Credit Agreement or the Note payable to CoBank (or any of such extensions of credit or liabilities). CoBank will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle CoBank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. CoBank shall include with such notice, a certificate setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by CoBank for purposes of this Section of the effect of any Regulatory Change on the costs of CoBank of making or maintaining an Advance or on amounts receivable by CoBank in respect of Advances, and of the additional amounts required to compensate CoBank in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

     13.12 Capital Requirements. In the event that the introduction of or any change in: (a) any law or regulation; or
(b) the judicial, administrative, or other governmental interpretation of any law or regulation; or (c) compliance by CoBank or any corporation controlling CoBank with any guideline or request from any governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by CoBank or any corporation controlling CoBank, and CoBank certifies that such increase is based in any part upon its obligations hereunder, and other similar obligations, Borrower shall pay to CoBank such additional amount as shall be certified by CoBank to Borrower to be the net present value (discounted at the Base
Rate) of (a) the amount by which such increase in capital reduces the rate of return on capital which CoBank could have achieved over the period remaining until the applicable Maturity Date but for such introduction or change, (b) multiplied by the Term Commitment. CoBank will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle CoBank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. CoBank shall include with such notice, a certificate setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by CoBank for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by CoBank and of the amount of compensation owed to CoBank under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

     13.13 Sale of Participation Interests. CoBank has the right to participate any part of its interest in the Term Loans to any Person with the prior written consent of Borrower (which consent will not be unreasonably withheld), provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default, and provided further that no such consent shall be required where the participant is a Person at least fifty percent (50%) the equity interest in which is owned by CoBank or which owns at least fifty percent (50%) of the equity interest in CoBank or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of CoBank, and CoBank understands and agrees that in the event of any such participation: (a) its obligations hereunder will not change on account of such participation; and (b) the participant will have no rights under this Credit Agreement, including, without limitation, voting rights or the right to receive payments or distributions. Notwithstanding any provision contained herein to the contrary, CoBank may at any time pledge or assign all or any portion of its interest in the Term Loans to the Federal Farm Credit Bank in accordance with applicable law. CoBank reserves the right to sell participations on a non-patronage basis.

     13.14 Replacement Notes. Upon receipt by Borrower of evidence reasonably satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Term Notes, and (in case of loss, theft or destruction) of the agreement of CoBank to indemnify Borrower, and upon surrender and cancellation of such Term Note, if mutilated; or (b) the assignment by CoBank of its interest hereunder and the Term Note relating thereto, or any portion thereof, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such Term Note and will (upon delivery of such Term Note for cancellation, unless covered by subparagraph (a) of this Section) deliver in lieu of such Term Note a new Term Note or, in the case of an assignment of a portion of CoBank's interest, new Term Notes, for any remaining balance. All Term Notes executed pursuant to this Section shall be dated as of the Effective Date. CoBank shall, as soon as practical after receipt of such new executed Term Notes, return to Borrower the Term Note which has been replaced by such new Term Note or Term Notes.

     13.15 Patronage Payments. Borrower acknowledges and agrees that: (a) only that portion of the Term Loan retained by CoBank for its own account is entitled to patronage distributions in accordance with CoBank's bylaws and its practices and procedures related to patronage distribution; and (b) any patronage, or similar, payments to which Borrower is entitled on account its ownership of CoBank Equity Interests or otherwise will not be based on any portion of the Term Loans in which CoBank has at any time granted a participation interest.

     13.16 Mutual Release. Upon full indefeasible payment and satisfaction of the Bank Debt and Notes and the other obligations contained in this Credit Agreement, the parties, including Borrower, CoBank shall, except as provided in Article 11 hereof with respect to indemnification obligations, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.

     13.17 Application of Intercreditor Agreement. Borrower and CoBank hereby acknowledge and agree that it is their intention that this Credit Agreement and the Loan Documents shall be entitled to the benefits and burdens of the Intercreditor Agreement and that this Credit Agreement and the Loan Documents shall be deemed to be the "CoBank Agreements" and the Notes executed pursuant to this Credit Agreement shall be deemed to be the "CoBank Notes" as those two terms are defined and used in the Intercreditor Agreement.

     13.18 Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.

     13.19 Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Telefax copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by telefax, shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Credit Agreement by telefacsimile also shall deliver an original executed counterpart of this Credit Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Credit Agreement.

     13.20     Cancellation of Debt Repurchase Agreement.  Upon
(a) the fulfillment of each of the conditions set forth in
Section 8.1 hereof, and (b) CoBank receiving payment in full of all amounts owing to it by Young Pecan Company under the First Amended and Restated Credit Agreement dated as of March 30, 2002 by and between CoBank, in its capacity as Agent for the Syndication Parties named therein (including CoBank as a Syndication Party), Borrower and Young Pecan Shelling Company, Inc. shall have no further obligations under the DR Agreement (as defined in Recital A hereto) and the DR Agreement shall be deemed to have been cancelled and terminated; provided that if any such payment is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of Young Pecan Company) the obligations of Borrower and Young Pecan Shelling Company, Inc. under the DR Agreement to which such payment was applied shall, for the purposes of this Section, be deemed to have continued in existence, notwithstanding such applications, and the DR Agreement shall not be deemed to have been cancelled or terminated and shall be enforceable as to such obligations as fully as if such applications had never been made. In the event of the failure to occur of the conditions set forth in clause (a) and/or clause (b) above, then, in any event, upon CoBank making a Term B Advance, the maximum joint and several liability of Borrower under the DR Agreement shall be reduced to an amount equal to $60,000,000.00 less the amount of such Term B Advance.

     13.21 Advice of Counsel. Borrower acknowledges and affirms that this Credit Agreement and the Loan Documents have been fully and freely negotiated, and that Borrower has been fully advised of all of its rights by its retained counsel.


     IN WITNESS WHEREOF, the parties have executed this First
Amended and Restated Credit Agreement as of the date first above written.


                              BORROWER:

                              GOLD KIST, INC., a cooperative
                              marketing association formed under
                              the laws of the State of Georgia.


                              By: /s/ Stephen O. West
                              Name: Stephen O. West
                              Title: Chief Financial Officer and
                              Treasurer


                              COBANK:

                              COBANK, ACB


                              By: /s/ Kenneth L. Warlick
                              Name: Kenneth L. Warlick
                              Title: Vice President
                              Applicable Lending Office (if
                              different from the address set
                              forth in Subsection 13.4.2 hereof):
                              __________________________


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